Exhibit 10.18

SEVERANCE PAY PLAN DOCUMENT
AND SUMMARY PLAN DESCRIPTION
FOR
2012 CONVERGYS CORPORATION SENIOR EXECUTIVE SEVERANCE PAY PLAN

This is a combined Plan and Summary Plan Description of the 2012 Convergys Corporation Senior Executive Severance Pay Plan (the “Plan”) as approved by the Compensation and Benefits Committee of the Convergys Corporation Board of Directors (the “Board”) effective as of October 22, 2012 (the “Effective Date”). It explains whether you are eligible to receive severance benefits, and if so, how benefits will be calculated and paid. The Plan became effective on the Effective Date and replaces, for each Eligible Employee (as defined herein), unless specifically exempted as of the Effective Date, any and all prior policies, plans and arrangements (whether written or unwritten), including, but not limited to, the Convergys Corporation Severance Pay Plan adopted by the Company on December 9, 2008 (the “2008 Plan”), the 2011 Convergys Corporation Severance Pay Plan (the “2011 Plan”), and any change of control agreements, to the extent that such policies, plans and arrangements provide for payments to be made after termination of employment directly by the Employer other than pursuant to an Employer retirement plan or arrangement or any individual employment, severance, or change of control arrangement between the Employer and the Employee. Notwithstanding the foregoing, individuals who were eligible for benefits under the 2008 Plan or the 2011 Plan on the Effective Date as a result of a qualifying termination of employment on or prior to the Effective Date shall be covered under the 2008 Plan or the 2011 Plan, as applicable, and shall not be eligible to participate in, and shall not be eligible to receive any benefits under, the Plan. This Plan was amended effective December 1, 2014 to reflect the change from letter grades to number grades for levels/roles as listed in Schedules A and B in the Plan and was further amended effective February 9, 2017 with respect to the timing of severance payments to Eligible Employees in Grade 12.
The adoption and continuation of the Plan are voluntary on the part of the Company and the Employer and are not intended to create any contract of employment. This Plan is a welfare plan under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”). This Plan shall continue in effect until terminated by the Board pursuant to the terms and conditions of Section 7.1.
SECTION 1
PURPOSE OF THE PLAN
The purpose of this Plan is to provide financial assistance to employees whose termination is described within the terms and conditions of the Plan. The benefits of this Plan are designed to help terminated Eligible Employees economically during the period immediately following termination and while they seek alternative employment. It is not intended to imply that severance benefits will be offered to any employee whose employment is terminated by voluntary resignation, for Cause as defined by the Plan, by retirement, or for any other circumstance of termination other than as specifically described herein.
SECTION 2
DEFINITIONS
As used in this Plan, the following terms, when capitalized, shall have the meanings given below:
2.1    “Base Pay” shall mean base pay on the Termination Date without regard to commissions, overtime or bonus (unless specifically stated otherwise).
2.2    “Cause” shall mean the Employee has engaged in any of the following: (a) willful misconduct or gross negligence in the performance of any of the Employee’s duties to the Company, which would reasonably be expected to result in a material liability to the Company; (b) intentional failure or refusal to perform reasonably and lawfully assigned duties; (c) any indictment for, conviction of, or plea of guilty or nolo contendere to, any crime (whether or not a felony) involving dishonesty, fraud, theft, breach of trust, violence or threats of violence or other significant offenses or acts; or (d) any willful failure to comply with any material written rules, regulations, policies or procedures of the Company, including the Code of Business Conduct as amended from time to time.
2.3    “Change of Control” shall mean the occurrence of any of the following events:
(a)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2.3, the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity which controls, is controlled by or is under common control with the Company or (4) any acquisition pursuant to a transaction that complies with Sections 2.3(c)(1), 2.3(c)(2) and 2.3(c)(3);
(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
2.4    “Code” means the Internal Revenue Code of 1986, as amended.
2.5    “Company” means Convergys Corporation (and any successor or assign pursuant to the terms and conditions of Section 9.11).
2.6    “Eligible Employee” shall have the meaning given in Section 3.1.
2.7    “Employee” means any person who works and resides in the United States at the role/level of 12 or above and is classified by an Employer as an employee for tax reporting of wages (which would not include those who are classified by the Employer as independent contractors or those on the payroll of others who work for the Employer for a period of time), including officers, but not including (a) directors who are not otherwise employed by an Employer, (b) employees as classified on an Employer’s payroll as temporary, seasonal, student, or part time, or (c) any employee whose employment is, or becomes, the subject matter of a collective bargaining agreement between employee representatives and the Employer unless such collective bargaining agreement expressly provides that such person is eligible for participation in the Plan. Any individual not treated as an employee for tax reporting of wages by an Employer, who subsequently is reclassified as an employee for tax reporting of wages, shall nonetheless be precluded from participating in the Plan for the period during which the individual was originally not classified as an employee. For purposes of this definition, a “temporary” employee is any employee hired for a specific period of time or for the duration of a specific assignment or project, and “student” employee will mean any person hired on a temporary basis while actively enrolled as a full or part-time student in college, university or graduate school. On and following a Change of Control, whether a person is an Employee shall be determined based on the person’s status immediately prior to the Change of Control.
2.8    “Employer” means the Company and its affiliates that provide this Plan for their employees, provided that all affiliates participate subject to the right of the Company to exclude or remove them.
2.9    “Good Reason” shall mean, without the Employee’s prior written consent, (a) a material reduction in the Employee’s base salary or incentive compensation opportunity or the failure to pay the Employee such base salary or earned incentive compensation amounts or, except, prior to a Change of Control, for across-the-board reductions that apply to employees of the same or similar rank, title, or position generally, a material reduction in the aggregate level of the Employee’s benefits or the failure to provide the Employee with any such benefits, (b) a material diminution to the Employee’s authorities, duties, responsibilities or reporting relationships or the assignment to the Employee of duties that are materially inconsistent with the Employee’s position, or (c) the relocation of the Employee’s principal place of business to a location that is outside the 50-mile radius from the Employee’s then-current principal place of business; provided that, following such breach as described in any of clauses (a) through (c) above, (x) the Employee notifies the Company, in writing, within 60 days of the occurrence of such breach, (y) the Company fails to cure such event within 30 days after receipt of such written notice, and (z) the Employee resigns within 60 days of the conclusion of such cure period.
2.10    “Plan Administrator” has the meaning given in Section 5.
2.11    “Termination Date” means the date the Employee experiences a “separation from service” within the meaning of Section 409A of the Code.
SECTION 3
PARTICIPATION
3.1    Eligibility. Each Employee is eligible to participate in this Plan if the Employee’s employment is terminated under circumstances described in Section 3.2 (each, an “Eligible Employee”). Benefits will be paid hereunder only if the Eligible Employee complies with Section 3.3.
3.2    Covered Events of Termination. An Employee for whom there is a Termination Date shall become an “Eligible Employee” within the meaning of this Plan if the Employee’s employment:
(a)    Has terminated by reason of the Employee’s resignation for Good Reason;
(b)    Has been terminated without Cause, including as a result of a reduction in force; or
(c)    Has been terminated under any of the circumstances described in clauses (a) or (b) above in anticipation of, and within six months prior to, a Change of Control.
Notwithstanding the foregoing, an Employee shall not become an Eligible Employee, and shall not be entitled to any benefits under this Plan, in the event of a termination of employment by reason of (i) the Employee’s death or Disability, (ii) non-Cause performance reasons, as determined by the Company in its sole discretion, provided that the Termination Date occurs prior to a Change of Control, or (iii) an asset divestiture or sale of a subsidiary.
3.3    Release Requirement; Return of Property. As a condition of receiving Severance Pay and any benefits pursuant to this Plan, Eligible Employees must execute a Separation Agreement and General Release prepared by the Employer in its sole and absolute discretion from time to time that (i) in the discretion of the Plan Administrator, may include non-competition, non-solicitation and other post-employment restrictive covenants, and (ii) shall require the Eligible Employee to release all prior or then-present claims against the Employer, its affiliates, and their respective employees and directors, including any claims arising from the Eligible Employee’s employment and termination of employment (the “Release”). No payment shall be made to the Eligible Employee under this Plan unless the Eligible Employee has signed and returned the Release to the Company and the Release has become effective and irrevocable in accordance with its terms, no later than the date that is 55 calendar days following the Termination Date (the “Release Deadline”).
In addition to signing the Release, all Employer equipment or property in the possession of the Eligible Employee, including but not limited to Employer credit cards, keys, identification badges, security cards, laptop computers, cellular telephones, parking passes and other electronic equipment, must be returned to the Employer and all personal belongings should be removed from the Eligible Employee’s office or work space no later than seven days after the Employee’s Termination Date. Eligible Employees may arrange with the Human Resources Department of the Company a mutually convenient time to return Employer property and pick up personal effects.
SECTION 4
BENEFITS
4.1    Amount of Benefit. An Eligible Employee who meets the conditions set forth in Section 3 shall receive cash severance pay (“Severance Pay”) and other benefits as set forth in the following Schedules A, B and C, as applicable.
Schedule A:
For terminations of employment that make an Employee an Eligible Employee pursuant to Section 3.2 (excluding terminations of employment (i) related to a Change of Control as described in Section 3.2(c), or (ii) that would otherwise make an Employee an Eligible Employee pursuant to Section 3.2 but occur upon or during the two-year period immediately after a Change of Control), the following schedule and terms apply:

Level/Role	Cash[1]	Equity
All participants CEO/CFO	Pro-rated AIP[2] 2 year Base Pay + 2 year target AIP[3]	Terms and conditions of the applicable plan documents apply.
13 level (other than CEO/CFO)	1 year Base Pay + 1 year target AIP[3]
12	12 months of Base Pay
___________
[1] Eligible Employees, for the period for which severance is calculated, will be able to continue paying the employee rate for medical, dental and vision benefits provided to the Eligible Employee on the Termination Date if the Eligible Employee timely elects COBRA coverage. The portion of the COBRA premium that the Employer pays will be taxable to the Eligible Employee to the extent required by law.
[2]      The pro-rated Annual Incentive Plan (“AIP”) equals the annual incentive under the AIP for the fiscal year during which the Termination Date occurs, determined as if the Eligible Employee had remained employed for the entire year (and any additional period of time necessary to be eligible to receive the annual incentive for the year), based on actual Company performance during the entire fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment), and assuming that any individual goals applicable to the Eligible Employee were satisfied at the “target” level, pro-rated based on the number of days in the Company’s fiscal year through (and including) the Termination Date. The pro-rated AIP shall be payable in a single lump sum at the same time that payments are made to other participants in the AIP for that fiscal year (pursuant to the terms of the AIP but in no event later than two and one-half months after the fiscal year during which the Termination Date occurs).
[3] The target AIP shall equal the Eligible Employee’s target AIP for the year in which the Termination Date occurs.

Schedule B:
For terminations that make an Employee an Eligible Employee pursuant to Section 3.2(c) or for terminations described in Section 3.2(a) or (b) that occur upon or during the two-year period immediately following a Change of Control, the following schedule and terms apply:

Level/Role	Cash[1]	Equity
All participants	Pro-rated target AIP[2]	Terms and conditions of the applicable plan documents apply.
CEO/CFO and other 13 level	2 year Base Pay + 2 year target AIP[3]
12	12 months of Base Pay
___________
[1] Eligible Employees, for the period for which severance is calculated, will be able to continue paying the employee rate for medical, dental and vision benefits provided to the Eligible Employee on the Termination Date if the Eligible Employee timely elects COBRA coverage. The portion of the COBRA premium that the Employer pays will be taxable to the Eligible Employee to the extent required by law.
[2] The pro-rated target AIP equals the Eligible Employee’s target AIP for the year in which the Termination Date occurs pro-rated based on the number of days in the Company’s fiscal year through (and including) the Termination Date.
[3] The target AIP shall equal the Eligible Employee’s target AIP for the year in which the Termination Date occurs.

Schedule C:
For all of the above terminations noted in Schedules A and B, the following schedule applies as to the amount of outplacement services offered for each level:

Level	Service
All participants	Three month program*
___________
* Maximum = $20,000 per Eligible Employee; service must be commenced within 90 days of Termination Date. Services must be obtained, unless specifically noted otherwise in the Plan, through an approved vendor of the Company and all provided by the end of the year after the year in which the Termination Date occurs.

4.2    Limitations of Benefits: This Plan is in lieu of any other severance, separation, termination or change of control plan or program and not in addition to any amounts due under any other such plan, program or agreement between the Employer and an Employee. The benefits payable hereunder will be reduced dollar for dollar for any amounts payable under any other such arrangement to the extent consistent with Section 409A of the Code. Under no circumstances will an Employee who participates in this Plan be eligible to participate in the 2008 Plan, the 2011 Plan or the 2012 Convergys Corporation General Severance Pay Plan. Other arrangements may, however, reference this Plan with regard to the time and process for payment of severance benefits.
4.3    Payment of Benefits. Except as otherwise provided in the applicable Schedule or in this Section 4.3, Severance Pay provided under this Plan shall be paid in a single lump sum on the first payroll date that occurs more than 6 months after the Termination Date, provided that the Eligible Employee has signed, returned to the Company and not revoked the Release pursuant to the terms and conditions described in Section 3.3. Notwithstanding the foregoing, any Severance Pay provided to an Eligible Employee in Grade 12 shall be paid as follows: (a) on the first payroll date that occurs more than ten business days after such Eligible Employee’s Release has become effective and irrevocable in accordance with its terms, the Company shall pay an amount equal to the lesser of (I) fifty percent (50%) of the total amount of Severance Pay to be provided to such Eligible Employee under the applicable Schedule, or (II) the Section 409A Limit (as defined below); and (b) on the first payroll date that occurs more than 6 months after the Termination Date (subject to the effectiveness and irrevocability of the Release pursuant to Section 3.3), the Company shall pay the excess of (I) the total amount of Severance Pay to be provided to such Eligible Employee under the applicable Schedule, over (II) the amount previously paid to the Eligible Employee pursuant to clause (a) of this sentence. For purposes of this Section 4.3, the “Section 409A Limit” means an amount equal to two times the lesser of (x) the Eligible Employee’s annualized compensation based on the annual rate of pay for the calendar year immediately preceding the calendar year in which the Eligible Employee’s Termination Date occurs (or for the calendar year in which the Eligible Employee’s Termination Date occurs, if the Eligible Employee had no compensation from the Company for the immediately preceding calendar year), or (y) the maximum amount that may be taken into account under a qualified retirement plan pursuant to section 401(a)(17) of the Code for the calendar year in which the Eligible Employee’s Termination Date occurs. Any payment under this Plan shall be net of (i) prior to a Change of Control only, any outstanding loans, debts, travel advances, or charges for Company property that has not been returned by the date that payment begins (provided that this shall apply only to payments that are exempt from or otherwise not deferred compensation subject to Section 409A of the Code), and (ii) any tax withholding or other payroll deductions authorized by the Employee or required by federal, state, local or other applicable payroll laws. In the event of the Eligible Employee’s death prior to payment under this Plan, payment of benefits will be made to the surviving spouse, if any, and if none, to the Eligible Employee’s estate.
In the event that a nationally recognized accounting firm as may be selected by the Company prior to a Change of Control (the “Accounting Firm”) determines that receipt of any payments, benefits, and accelerated vesting of benefits or awards that were received pursuant to this Plan or otherwise constitute a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) to or for the benefit of the Eligible Employee, whether paid or payable pursuant to this Plan or otherwise (“Payments”), would subject the Eligible Employee to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), the Accounting Firm shall determine whether to reduce any of the Severance Pay paid or payable pursuant to this Plan (the “Plan Payments”) , on a pro-rata basis, so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Plan Payments shall be so reduced only if the Accounting Firm determines that the Eligible Employee would have a greater Net After-Tax Amount (as defined below) of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Eligible Employee would not have a greater Net After-Tax Amount of aggregate Payments if the Plan Payments were so reduced, the Eligible Employee shall receive all Plan Payments to which the Eligible Employee is entitled hereunder.
For purposes of this Plan: (i) “Parachute Value” of a Payment shall mean the present value as of the date of the change in the ownership of effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) of the portion of such Payment that constitutes a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; (ii) “Net After-Tax Amount” of a Payment shall mean the Parachute Value of a Payment net of all taxes imposed on the Eligible Employee with respect thereto under Sections 1 and 4999 of the Code and applicable state and local laws, determined by applying the highest marginal rates that are expected to apply to Eligible Employee’s taxable income for the taxable year in which the Payment is made; and (iii) “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Eligible Employee can receive without any Payments being subject to the Excise Tax.
4.4    Funding. The Employer will pay benefits from its general assets. No specific amount shall be set aside in advance for this purpose. Eligible Employees shall be unsecured general creditors of the Employer for purposes of benefits due hereunder.
4.5    Termination of Benefits. Notwithstanding anything contained herein to the contrary, if an Employee is rehired by Employer in a position commensurate with Employee’s experience and training, such Employee’s benefit shall cease as of his date of rehire and no further benefits shall be owed under the Plan. If the Employer reasonably determines that an Employee is violating the terms of any confidentiality, invention assignment, noncompetition, nonsolicitation or other obligation to which the Employee is otherwise subject, the Employer may cease future payments to be made hereunder.
4.6    Full Settlement. Following a Change in Control, the Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against an Employee or others. In no event shall an Employee be obligated to take any action by way of mitigation of the amounts payable to such Employee under any of the provisions of this Plan.
4.7    Continued Eligibility to Participate in Company Plans. Except as provided otherwise in Section 4.2, nothing in this Plan shall prevent or limit an Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or an affiliate, nor shall anything herein limit or otherwise affect such rights as an Employee may have under any other contract or agreement with the Company or any of its affiliates. Amounts that are vested benefits or that an Employee and/or an Employee’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or any of its affiliates shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement.
SECTION 5
ADMINISTRATION
5.1    Plan Administrator and Named Fiduciary. The Company may appoint a committee, that shall be known as the “Administrative Committee” to carry out the Plan Administrator’s responsibilities under this Plan, and the term “Plan Administrator” as used in this Plan shall mean the Administrative Committee. If the Company does not appoint an Administrative Committee, the Compensation and Benefits Committee shall be the Plan Administrator for all purposes. The Plan Administrator shall have authority to control and manage the operation and administration of this Plan. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
5.2    Plan Information. Benefit claims and questions regarding the Plan and the administration of the Plan should be addressed to:
Plan Administrator – Severance Pay Plan
Convergys Corporation
201 East Fourth Street
Cincinnati, Ohio 45202
with a copy to the Company’s General Counsel at the same address. The Company’s telephone number is (513) 723-7000. The Company’s General Counsel is the agent for service of legal process on the Plan. The Company’s Employer Identification Number is 31-1598292. The plan number for this Plan is 506. The Plan is a severance pay plan with a calendar plan year.
5.3    Administrative Discretion. The Plan Administrator shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Eligible Employees or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular Employee is an Eligible Employee, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons.
SECTION 6
CLAIMS PROCEDURES
6.1    Filing a Claim. If an Employee is denied benefits under the Plan, he or she may file a written claim for benefits with the claims administrator designated by the Plan Administrator in accordance with the procedures established by the Plan Administrator (the “Claims Administrator”).
6.2    Denial of Claim. If an Employee’s claim for benefits is wholly or partially denied by the Claims Administrator, a written or e-mail notice of such decision shall be furnished by the Claims Administrator to the claimant within 90 days of receipt of the claim unless special circumstances require an extension of time for processing the claim (but the extension may not be for more than an additional 90 days) and shall set forth:
(a)    The specific reason or reasons for denial;
(b)    A reference to pertinent Plan provisions on which the denial is based;
(c)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the claims review procedure set forth in this Section; and
(d)    The steps the claimant can take to ask for a review of the decision, the deadline for the request, and the claimant’s right to bring a civil action under ERISA if the claim is denied on review.
If notice of denial of the claim is not furnished within a reasonable period of time, the claim shall be deemed denied. If circumstances necessitate an extension of the 90-day period for decision on a claim, the Claims Administrator will notify the claimant before the end of the initial 90-day period of the extension and when a decision is expected.
6.3    Claims Review Procedure. If an Employee who has been denied a claim files, within 60 days after its receipt of such denial, a written request for review, setting forth the alleged reasons why his or her claim was improperly denied, the Plan Administrator shall fully and fairly review such decision and advise the claimant in writing of its decision and the reasons therefor within 60 days after the Plan Administrator receives such request for review. The claimant may also request in writing reasonable access to or copies of the legal Plan text and all other documents, records and other information relevant to the claim for benefits. Such access or copies will be provided upon request and free of charge. The review of a denied claim will take into account all comments, documents, records and other information submitted by the claimant related to the claim, even if that information was submitted after the initial claim denial. In connection with such review, the claimant shall have the right to have representation.
In the event of special circumstances, the time for response may be delayed for an additional period of up to 60 days, but written notice thereof must be given to the claimant within the initial 60-day period of the special circumstances and the date the claimant may expect to receive a decision on appeal. The decision on appeal will contain:
(a)    Specific reasons for the denial;
(b)    Specific references to the Plan provisions on which the denial is based;
(c)    A statement that the claimant will be provided with, upon reasonable request, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and
(d)    A statement of the claimant’s right to bring a civil action for benefits.
Notwithstanding the foregoing terms and conditions of Section 6, following a Change of Control, the claims and appeals procedure established by the Plan Administrator will be provided for the use and benefit of Employees who may choose to avail themselves of such procedures, but compliance with the provisions of these claims and appeals procedures by an Employee will not be mandatory for any Employee claiming benefits after a Change of Control. It will not be necessary for any Employee to exhaust these procedures and remedies after a Change of Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Employee claims entitlement.
6.4    Judicial Review. Prior to a Change of Control, decisions on a claim on appeal are final and binding on the Plan and on the Eligible Employee unless a court having appropriate jurisdiction finds that the decision was arbitrary and capricious, based on the record prepared during the Plan’s claims review process. On and following a Change of Control, decisions on a claim on appeal shall be subject to de novo review by a court having appropriate jurisdiction. The Company and any person acting in a fiduciary capacity at the direction of the Company shall have the maximum legal discretion to make decisions concerning the operation and administration of the Plan including, but not limited to, the provision or denial of benefits.
SECTION 7
AMENDMENT AND TERMINATION OF PLAN
7.1    Employer’s Right to Amend or Terminate. The Employer reserves the right to amend or terminate this Plan at any time, in whole or in part, with respect to any Eligible Employee who is not eligible for Severance Pay or benefits pursuant to Section 3.2 of the Plan at that time. No amendment or termination of this Plan may be made that adversely affects the benefits to be provided to Employees hereunder within the 180-calendar-day period before a Change of Control, and the Plan may not be amended or terminated during the two-year period following a Change of Control.
7.2    Effective Date of Amendment or Termination. Any amendment, discontinuance or termination of the Plan shall be effective as of the date determined by the Employer, but not retroactively.
7.3    Actions by Employer. Any action required by the Employer under this Section 7 may be by resolution of the Board or a committee of the Board, or by any officer or other person with authorization from the Board or such committee.
SECTION 8
ADDITIONAL RIGHTS UNDER THE PLAN
An Eligible Employee in the Plan is entitled to certain rights and protections under ERISA. ERISA provides that all Eligible Employees shall be entitled to:
(a)    Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.
(b)    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
(c)    Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Eligible Employee with a copy of the summary annual report.
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the Plan’s money or you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
SECTION 9
GENERAL PROVISIONS
9.1    Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Employer.
9.2    Other Employee Benefit Plans. The provisions of this Plan shall be construed and applied independently of any other benefit plan the Employer may provide to Employees. Benefits received under this Plan will not be counted as wages or compensation for pension or other retirement benefits of the Employer.
9.3    Inability to Locate Payee. If the Plan Administrator is unable to make payments to any Employee or other person to whom a payment may be due under the Plan because he or she cannot ascertain the identity or whereabouts of such Employee or other person after reasonable efforts have been made to identify or locate such person (including a notice of the payment so due mailed to the last known address of such Employee or other person as shown on the records of the Employer), any obligation the Employer may have had under this Plan will cease twelve months after the Employee’s Termination Date.
9.4    Requirement for Proper Forms. All communications in connection with the Plan made by an Eligible Employee shall become effective only when duly executed on any forms as may be required and furnished by, and filed with, the Plan Administrator.
9.5    Non-Assignability. This Plan, and the rights, interest and Benefits receivable under it shall not be assigned, transferred, pledged, sold, conveyed or encumbered in any way by the Eligible Employee and shall not be subject to execution, attachment or similar process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of any rights, interest or benefit receivable under this Plan, contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.
9.6    Gender or Number. Masculine pronouns include the feminine as well as the neuter genders, and the singular shall include the plural, unless indicated otherwise by the context.
9.7    Headings. The Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.
9.8    Governing Law. To the extent this Plan is not governed by federal law, the provisions of this Plan shall be construed and applied in accordance with the laws of the State of Ohio.
9.9    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included in the Plan.
9.10    Application of Section 409A of the Code. It is intended that the payments and benefits provided under the Plan will be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan will be construed, administered, and governed in a manner that effects such intent to the greatest extent possible, and neither the Company nor its successor will take any action that would be inconsistent with such intent. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the payments and benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by an Employee (or any other individual claiming a benefit through an Employee) as a result of the Plan.
9.11    Successors and Assigns. This Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other Person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Plan by operation of law, written agreement or otherwise. It is a condition of this Plan, and all rights of each Employee to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by operation of law, including, but not limited to, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

Convergys Corporation has caused this instrument to be executed by its duly authorized officer as of February 9, 2017.

Convergys Corporation

By: Jarrod B. Pontius

Its: General Counsel & Chief Admin. Officer